SPAN-AMERICA MEDICAL SYSTEMS, INC.
Post Office Box 5231
Greenville, South Carolina 29606-5231
____________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 18, 2011
____________________________________________________

TO THE SHAREHOLDERS OF SPAN-AMERICA MEDICAL SYSTEMS, INC.

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Span-America Medical Systems, Inc. (the “Company”) will be held at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina, on February 18, 2011, at 9:00 a.m., for the following purposes:

1)	to elect three directors to serve until the 2014 Annual Meeting;
2)	to hold an advisory vote on executive compensation;
3)	to hold an advisory vote on the frequency of executive compensation advisory votes;
4)	to approve the selection of Elliott Davis, LLC as the Company’s independent registered public accounting firm for fiscal year 2011; and
5)	to transact any other business that properly comes before the Annual Meeting or any adjournment thereof.

The Board of Directors has selected the close of business on December 17, 2010 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting.

YOU ARE REQUESTED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.  THE PROXY WILL BE RETURNED TO ANY SHAREHOLDER WHO IS PRESENT IN PERSON AT THE ANNUAL MEETING AND REQUESTS SUCH RETURN.

By Order of the Board of Directors, /s/ Richard C. Coggins Richard C. Coggins Secretary
January 17, 2011
Greenville, South Carolina

Please Return the Enclosed Proxy Immediately

Span-America Medical Systems, Inc.
Proxy Statement
Annual Meeting of Shareholders
February 18, 2011

Notice of Annual Meeting of Shareholders	Cover

Proposals to be Voted Upon	2
Item 1 – Election of Directors	2
Item 2 – Advisory Vote on Executive Compensation	6
Item 3 – Advisory Vote on Selecting the Frequency of Holding Advisory Votes on Executive Compensation	7
Item 4 – Approval of the Selection of the Company’s Independent Registered Public Accounting Firm	7

Corporate Governance	9
Director Independence	9
Meetings and Committees of the Board of Directors	9
Board Leadership Structure and Role in Risk Oversight	10
Director Nominating Process	10
Director Compensation	12
Compensation Committee Interlocks and Insider Participation	13
Communications Between Shareholders and Board of Directors	13
Attendance at the Annual Meeting of Shareholders	13
Code of Business Conduct and Ethics	13
Website Access to Corporate Governance Documents	13
Audit Committee Report	14

Executive Officers	15

Compensation of Executive Officers	16
Compensation Discussion and Analysis	16
Compensation Committee Report	24
Summary Compensation Table for Fiscal Year 2010	25
Grants of Plan-Based Awards	27
Outstanding Equity Awards at October 2, 2010	27
Option Exercises and Stock Vested in Fiscal Year 2010	29
Potential Payments Upon Termination or Change in Control	29

Equity Compensation Plans	31

Security Ownership of Certain Beneficial Owners and Management	31

Section 16(a) Beneficial Ownership Reporting Compliance	33

Certain Relationships and Related Transactions	33

Additional Information	34

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Post Office Box 5231
Greenville, South Carolina 29606-5231
(864) 288-8877

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
February 18, 2011

Solicitation of Proxies

This Notice of Annual Meeting, Proxy Statement and Proxy (these “Proxy Materials”) are being furnished to shareholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Span-America Medical Systems, Inc. (the “Company”), to be voted at the annual meeting of shareholders (the “Annual Meeting”) to be held at 9:00 a.m. on February 18, 2011, at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina.  The approximate mailing date of these Proxy Materials is January 20, 2011.

Voting at the Annual Meeting

Shareholders of record at the close of business on December 17, 2010 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting.  At the close of business on such record date, there were outstanding 2,757,364 shares of the Company’s no par value common stock (the “Common Stock”).  The Common Stock is the only class of voting securities of the Company.  Holders of shares of Common Stock are entitled to one vote for each share held on the Record Date on all matters presented for action by the shareholders.  The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company as of the Record Date is necessary to constitute a quorum at the Annual Meeting.  All shares represented by valid proxies received prior to the Annual Meeting and not revoked before they are exercised will be voted in accordance with specifications thereon.  If no contrary instructions are indicated, all shares represented by a proxy will be voted (i) FOR the election to the Board of Directors of the nominees described herein, (ii) FOR approval of executive compensation described herein, (iii) to hold an advisory vote on executive compensation every two years, (iv) FOR approval of the selection of Elliott Davis, LLC as the Company’s independent registered public accounting firm for fiscal year 2011 and (v) in the discretion of the proxy holders as to all other matters that may properly come before the Annual Meeting or any adjournment thereof.

Shares will be tabulated by inspectors of election appointed by the Company, with the aid of the Company’s transfer agent.  The inspectors will not be directors or nominees for director.  The inspectors shall determine, among other things, the number of shares represented at the Annual Meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, determine the result, and do such acts as are proper to conduct the election and voting with fairness to all shareholders.  A quorum will be present if holders of a majority of the shares of Common Stock outstanding on the Record Date are present in person or represented by proxy at the Annual Meeting.  Directors are elected by a plurality of votes cast.  The advisory vote on executive compensation will be approved if a majority of the votes cast are “For” the proposal.  The frequency of holding advisory votes on executive compensation will be determined by a plurality of votes cast.  The selection of Elliott Davis, LLC as the Company’s independent registered public accounting firm for fiscal year 2011 will be approved if a quorum is present and the number of votes cast in favor of approval exceeds the number of votes cast against approval.  Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting.  Abstentions and broker non-votes will have no effect on the election of directors, the approval of executive compensation, the frequency of advisory votes on executive compensation or the approval of the appointment of Elliott Davis, LLC.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.  Proxies may be revoked by: (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Annual Meeting; or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).  Any written notice revoking a proxy should be sent to:  Span-America Medical Systems, Inc., Post Office Box 5231, Greenville, South Carolina 29606-5231, Attention: Secretary.

PROPOSALS TO BE VOTED UPON

ITEM 1 – ELECTION OF DIRECTORS

The number of the Company’s directors is currently set at nine persons in accordance with the Company’s Articles of Incorporation.  As provided in the Company’s Articles of Incorporation, the Board is divided into three classes of directors, with each class being comprised of three persons who serve three-year terms.  Accordingly, management has nominated Richard C. Coggins, Thomas F. Grady, Jr. and Dan R. Lee to serve as directors for terms that will expire at the earlier of the 2014 annual meeting of shareholders or when their successors are duly elected.

Unless authority to vote with respect to the election of one or more nominees is “WITHHELD,” it is the intention of the persons named in the accompanying proxy to vote such proxy for the election of the nominees set forth below.  All nominees are United States citizens.  In the event that any of the nominees for director should become unavailable to serve as a director, which is not anticipated, the proxy holders named in the accompanying proxy will vote for other persons in their places in accordance with their best judgment.  There are no family relationships among the directors, nominees and executive officers of the Company.

Directors will be elected by a plurality of votes cast at the Annual Meeting.  The Company’s Articles of Incorporation provide that cumulative voting is not available in the election of directors.

Information Regarding Nominees for Director and Current Directors

The following table sets forth the names and ages of the three nominees for director and the directors who are continuing in office, the positions and offices with the Company held by each such person, and the period that each such person has served as a director of the Company.  The Board of Directors recommends a vote FOR election of the three nominees for director with terms expiring in 2014 listed below.

Name	Age	Position or Office with the Company	Since

Nominees for Director with Terms Expiring in 2014

Richard C. Coggins	53	Director, Chief Financial Officer, VP - Finance and Secretary	1993
Thomas F. Grady, Jr. *	68	Director	1975
Dan R. Lee *	63	Director	2008

Continuing Directors with Terms Expiring in 2012

Guy R. Guarch *	70	Director	2003
Thomas D. Henrion *	68	Director	1996
Linda D. Norman *	63	Director	2006

Continuing Directors with Terms Expiring in 2013

Robert H. Dick *	67	Director	1999
James D. Ferguson	54	Director, President and Chief Executive Officer	1998
Robert B. Johnston *	45	Director	2004

*
Directors whom the Board has determined are “independent directors” within the meaning of the listing standards of the National Association of Securities Dealers (the “NASD”).  A majority of the directors are “independent directors.”

Business Experience of Nominees and Directors

Mr. Coggins joined the Company as Controller in 1986.  He was elected Treasurer in January 1987, Vice President of Finance in January 1989, and Secretary and Chief Financial Officer in January 1990.  He currently serves as the Company’s Chief Financial Officer, Vice President – Finance and Secretary.  Mr. Coggins was previously employed by NCNB National Bank in Charlotte, North Carolina from 1984 to 1986, where he served as Commercial Banking Officer and Metropolitan Area Director.  Mr. Coggins was chosen as a nominee for director because of his knowledge in the fields of finance and accounting and because of his 24 years of experience managing the financial functions of the Company.

Mr. Grady joined Federal Paper Board Company, Inc. (“Federal”) in 1971, serving in various sales and marketing management positions.  He served as Vice President of Sales for Federal from 1990 to 1996, when Federal was acquired by International Paper Company.  Prior to the acquisition, Federal was a manufacturer and supplier of paper, packaging and wood products, which is the current business of International Paper.  Following the acquisition, Mr. Grady served as Vice President of Sales with International Paper from 1996 until September 2000, when he retired.  Mr. Grady was chosen as a nominee for director because of his extensive knowledge of the Company gained through 35 years of experience as a Company director and because of his significant experience in the fields of sales, marketing and corporate management.

Mr. Lee is a Member and Managing General Partner of DAS Medical, LLC, which he co-founded in 2010.  DAS is a contract manufacturer of disposable medical devices.  Prior to joining DAS, Mr. Lee served as President of Microtek Medical, Inc. (“Microtek”) and Senior Vice President of Ecolab, Inc. (NYSE:ECL).  He retired from those positions on December 31, 2009.  Microtek is a wholly owned subsidiary of Ecolab and specializes in the design, manufacture and marketing of infection and fluid control products.  Microtek was acquired by Ecolab in November 2007.  Before the acquisition, Mr. Lee had served as President and Chief Executive Officer of Microtek beginning in December 2000 and Chairman of the Board beginning in May 2002.  Microtek was named “Isolyser Company, Inc.” until 2002.  From 1986 to 2000, Mr. Lee held various positions with Microtek or its subsidiaries and predecessors, including President, Chief Financial Officer, Chief Operating Officer and Director.  Prior to his corporate positions, Mr. Lee was a partner for eight years with the CPA firm of Gallant, King & Lee, and he worked as an auditor for KPMG for five years after graduating with a Bachelor of Science degree in Accounting from Mississippi State University.  Mr. Lee became a Certified Public Accountant in 1975.  Until January 6, 2010, Mr. Lee was also a director of Cadence Financial Corporation (Nasdaq:CADE), a financial services corporation, and he served on the audit and compensation committees of that company’s board of directors.  Mr. Lee was chosen as a nominee for director because of his extensive business and management experience in the medical industry and because of his knowledge and experience in the fields of accounting and finance.

Mr. Guarch retired in 2001 from C.R. Bard, Inc. where he spent 32 years in various sales, marketing, and management roles.  Bard is a leading multinational developer, manufacturer and marketer of medical technologies in the fields of vascular, urology, oncology and surgical specialty products.  From 1993 to 2001, Mr. Guarch served as Regional Vice President – Corporate Account Management for Bard’s Southeast Region.  He worked as President of Bard Venture Division in Boston, MA from 1991 to 1993.  From 1988 to 1991, Mr. Guarch worked in London, England, as Vice President – Sales for the Bard Europe Division and Managing Director of Bard LTD, UK.  Before 1988, Mr. Guarch worked in several sales and marketing roles for Bard’s USCI International Division in Boston, MA, which focused on the design, manufacture and sale of cardiac catheters, urological catheters and artificial arteries.  Mr. Guarch also serves as director of Synergetics USA, Inc. (Nasdaq:SURG) and is a member of its compensation, nominating and governance committees.  Synergetics designs, manufactures and markets instruments and equipment for ophthalmic, ENT and neuro surgery.  The Nominating Committee and the Board believe that Mr. Guarch should continue to serve as a director because of his 32 years of sales, marketing and management experience in the medical industry and because of his extensive international business experience.

Mr. Henrion is President and owner of Silver Thread Farm, LLC, a thoroughbred breeding farm in La Grange, Kentucky.  Prior to his involvement with Silver Thread Farm, Mr. Henrion was Executive-in-Residence at b-Catalyst, Inc. from April of 2001 to May 2002.  b-Catalyst is a venture capital firm in Louisville, Kentucky that specializes in providing financing and infrastructure support for start-up companies.  From 1980 to 1999, Mr. Henrion was President, Chief Executive Officer, and Director of FoodService Purchasing Cooperative, Inc. ("FSPC") in Louisville, Kentucky.  FSPC provided equipment, food, packaging items, and financial services to quick-service restaurant operators including KFC, Taco Bell, Dairy Queen, and Pizza Hut.  In March 1999, FSPC merged with the purchasing organization of Tricon Global Restaurants, Inc. (now Yum! Brands, Inc.) to form Unified Foodservice Purchasing Co-op (“UFPC”).  Mr. Henrion served as a consultant to UFPC from March 1999 to March 2001.  Mr. Henrion also serves as a director for Brinly-Hardy Company, Inc., a manufacturer and marketer of various lawn care, gardening and landscaping products.  The Nominating Committee and the Board believe that Mr. Henrion should continue to serve as a director because of his extensive executive management experience in several industries and because of his experience in the fields of corporate finance and investments.

Dr. Norman has been in the field of nursing and nursing education since beginning her career in 1969.  She is currently Senior Associate Dean for Academics at the Vanderbilt University School of Nursing in Nashville, Tennessee, where she has been employed since 1991.  Dr. Norman has held her current position since 2000.  From 1991 to 2000, while at Vanderbilt, she served as Assistant Dean for Administration and Associate Dean of the nursing school.  Prior to joining Vanderbilt, Dr. Norman held various Director, Department Chair, Professor and Instructor positions at several nursing schools, including Aquinas College, East Tennessee State University and Virginia Highlands Community College.  Dr. Norman is the co-author of 24 articles in professional publications, including the Journal of Nursing Administration, Nursing Economic$ and the Journal of Professional Nursing.  She is also the author or co-author of chapters or books on various nursing and patient care topics in nine books published from 1990 through 2005.  She is an accomplished speaker and has delivered numerous speeches and presentations at professional conferences throughout the United States, Europe, Japan and Taiwan.  She has also served in a number of consulting engagements for national and international organizations on various nursing issues.  The Nominating Committee and the Board believe that Dr. Norman should continue to serve as a director because of her significant clinical experience and because of her knowledge of and experience in the fields of nursing and nursing education.

Mr. Dick has served as President of R. H. Dick & Company, an investment banking and management consulting firm, since 1998, and has served on the board of Synergetics USA, Inc. (Nasdaq:SURG) since 1997, and serves as chairman of the compensation committee and is a member of the audit and corporate governance committees of that company’s board.  Synergetics designs, manufactures and markets instruments and equipment for ophthalmic, ENT and neuro surgery.  From 1996 to 1998, Mr. Dick was a partner with Boles, Knop & Company, Inc., an investment banking firm in Middlebury, Virginia.  From 1994 to 1996, Mr. Dick served as interim President, CEO, and CFO for two of Boles’ clients.  From 1982 until 1994, Mr. Dick served in various executive roles with Codman & Shurtleff, Inc., a subsidiary of Johnson & Johnson and a manufacturer of surgical instruments, implants, equipment, and other surgical products.  Mr. Dick's positions with Codman included, Director, Vice President - New Business Development, Vice President - U. S. Sales and Marketing, and Vice President - International.  From 1978 to 1982, Mr. Dick was President and CEO of Applied Fiberoptics, Inc., which designed, manufactured and marketed fiber optic products for medical and defense applications, and stereo surgical microscopes for microsurgery.  From 1969 to 1978, Mr. Dick held various sales, marketing and general management positions with the USCI division of C. R. Bard, Inc., a leading multinational developer, manufacturer and marketer of medical technologies in the fields of vascular, urology, oncology and surgical specialty products.  The Nominating Committee and the Board believe that Mr. Dick should continue to serve as a director because of his extensive executive management experience in the medical industry, his investment banking experience and his knowledge of and experience in the fields of finance and accounting.

Mr. Ferguson joined the Company as Materials Manager in 1990.  He was promoted to Plant Manager of the Company’s contract packaging business in 1992, Director of Contract Packaging in 1994, and Vice President of Operations in 1995.  Mr. Ferguson was named President and Chief Executive Officer of the Company in 1996.  From 1981 to 1990, Mr. Ferguson worked for C.B. Fleet in Lynchburg, Virginia, where he served in various manufacturing management positions, ending as Director of Manufacturing.  C.B Fleet is a manufacturer and marketer of various products for feminine care, gastro care, skin care, oral rehydration and oral care.  The Nominating Committee and the Board believe that Mr. Ferguson should continue to serve as a director because of his significant knowledge of and experience in the fields of manufacturing and operations and because of his 20 years of management experience with the Company.

Mr. Johnston currently serves as Executive Vice President and Chief Strategy Officer for The InterTech Group, Inc. in North Charleston, South Carolina where he has been employed since 1998.  InterTech is a holding company and operator of a diverse, global group of companies with primary emphasis in the technology-driven manufacturing sector.  The InterTech Group is controlled by Anita G. Zucker, the owner of approximately 7.6% of Span-America’s common stock.  In addition to his duties at InterTech, Mr. Johnston was named President of The Hudson’s Bay Company (“HBC”) in August 2007 and Chief Executive Officer of HBC in April 2008.  HBC is Canada’s largest diversified general merchandise retailer, operating in department store, mass merchandise, specialty and discount formats.  HBC operates more than 580 retail locations and has nearly 70,000 associates located in every province in Canada.  Mr. Johnston served as President and CEO of HBC until July 2008 when the company was sold.  He holds an MBA degree from the John Molson School of Business at Concordia University in Montreal as well as a Master’s degree in Public Policy and Public Administration from Concordia University.  Mr. Johnston has extensive experience in mergers, acquisitions and corporate finance.  He currently serves as a director of Central Vermont Public Service (NYSE:CV), Circa Enterprises (TSX:CTO), Pacific Northern Gas (TSX:PNG) and Galvanic Applied Sciences (TSX:GAV) and is a board member for The Carolina Youth Development Center and the Advisory Board of The McGill University Executive Institute.  He previously served as director of HBC and Canada’s National History Society as well as a number of closely held companies.

Mr. Johnston was nominated by the Company for election as a director at the Company’s 2004 annual meeting of shareholders pursuant to an agreement dated December 17, 2003 between the late Jerry Zucker (whose shares are now held by his widow as trustee for a trust), Mr. Johnston and the Company.  Until this agreement terminates, it requires Mr. Zucker’s successors and Mr. Johnston not to, directly or indirectly (a) commence or engage in a tender offer for the Company’s stock, (b) make or participate in a solicitation of proxies to vote any shares of the Company’s stock or (c) take certain other actions that could affect control of the Company.  The agreement will terminate thirty days after Mr. Johnston’s resignation from the Board.  The text of this agreement was filed as Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended September 27, 2003 and is incorporated herein by reference, and the foregoing summary is qualified in its entirety by the full text of the agreement.

Even in the absence of the agreement described above, the Nominating Committee and the Board would recommend that Mr. Johnson continue to serve as a director because of his extensive executive management experience with various specialty manufacturing companies and other industries and because of his significant experience in the fields of mergers, acquisitions and corporate finance.

ITEM 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis beginning on page 16 of this proxy statement describes Span-America’s executive compensation program and the compensation decisions made by the Compensation Committee and the Board of Directors in 2010 with respect to our Chief Executive Officer and other officers named in the Summary Compensation Table on page 25 (whom we refer to as the “Named Executive Officers”).  The Board of Directors is asking shareholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the shareholders of Span-America Medical Systems, Inc. approve the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

We believe that our existing compensation programs have been effective at motivating our named executive officers to achieve superior performance and results for the Company.  In addition, we believe that our compensation programs effectively align compensation with Company performance results, while providing our executive officers with opportunities to maintain an ownership interest in the Company so their interests are aligned with those of our shareholders.  We believe these programs enable us to attract and retain talented managers whose services are in key demand in our industry.  At the same time, we believe our compensation program does not encourage excessive risk-taking by management.

For these reasons, the Board is asking shareholders to support this proposal.  While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will take into account the outcome of the vote when making future compensation decisions for our named executive officers.  If you vote against this proposal, please tell us how you would change our executive compensation and why, by sending a communication to our Board as described under the heading “Communications Between Shareholders and Board of Directors” on page 13.  The more specific your communication, the more helpful to us it will be.

The Board of Directors recommends a vote “FOR” Proposal 2.

ITEM 3 – ADVISORY VOTE ON SELECTING THE FREQUENCY OF HOLDING ADVISORY VOTES ON EXECUTIVE COMPENSATION

As part of the “Say-on-Pay” rules adopted by Congress, Span-America’s shareholders may indicate, by a non-binding advisory vote, the frequency at which they wish to hold an advisory vote on the compensation paid to the Company’s Named Executive Officers.  (In other words, how often a proposal similar to this year’s Proposal No. 2 will be included in the matters to be voted on at the Annual Meeting.)  The choices available under the Say-on-Pay rules are every one year, every two years or every three years.  Alternatively, you may abstain from casting a vote.

After consideration of this proposal, the Board believes that conducting an advisory vote on the compensation of our Named Executive Officers every two years is the most appropriate alternative for the Company.  We therefore recommend that you vote for a two-year interval for the advisory vote on the compensation of our Named Executive Officers.

In formulating this recommendation, the Board considered that an advisory vote on executive compensation every two years is a reasonable frequency because it is the most frequent vote that would allow for sufficient time to consider the results of the vote, make changes in executive compensation if needed and assess the effectiveness of any changes made before another advisory vote occurs.  An annual advisory vote would not allow sufficient time for the Board t make changes based on one advisory vote and see the results of those changes before the next advisory vote occurs.  The Board also believes that the prospect of changing executive compensation methods every year in response to annual advisory votes could potentially produce de-motivating uncertainty in the Company’s managers and could create excessive focus on short-term results because of uncertainty regarding how they would be compensated from year to year.

The Board acknowledges that there are a number of points of view regarding the relative benefits of annual and less frequent say-on-pay votes.  While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will take into account the outcome of this vote when making future compensation decisions for our Named Executive Officers.

The Board of Directors recommends a vote of “Every 2 Years” in Proposal 3.

ITEM 4 – APPROVAL OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Elliott Davis, LLC as the independent registered public accounting firm for the Company for its 2011 fiscal year.  The Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. Accordingly, shareholder approval is not required to appoint Elliott Davis, LLC as the Company’s independent registered public accounting firm for fiscal year 2011. Our Board of Directors believes, however, that submitting the appointment to the shareholders for approval is a matter of good corporate governance. Elliott Davis, LLC audited the Company’s financial statements for fiscal year 2010 and has been the Company’s independent registered public accounting firm and tax advisor since 2000.

Representatives of Elliott Davis, LLC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.  Neither the firm nor any of its members has any relation with the Company except in the firm’s capacity as auditors and tax advisors.

Audit Fees

The table below and the accompanying footnotes set forth the fees paid by the Company to its independent registered public accounting firm, Elliott Davis, LLC, for the periods and in the categories indicated.

Description	Fiscal 2010		Fiscal 2009

Audit fees	$66,500		$65,000
Audit-related fees	9,500	(1)	9,500	(1)
Tax fees	14,000	(2)	12,900	(2)
All other fees	13,500	(3)	1,200	(3)
Total fees for all services	$103,500		$88,600

(1)	Audit-related fees consist of fees paid for the audit of the Company’s 401(k) plan.
(2)	Tax fees consist of fees paid for preparation of the Company’s federal and state income tax returns in fiscal 2010 and fiscal 2009 and tax research in fiscal 2010.
(3)	All other fees consist of fees paid for audit preparation in the event that an audit report on management’s assessment of internal controls would be required in fiscal 2010 to comply with Section 404 of the Sarbanes-Oxley Act and assistance with an SEC comment letter in fiscal 2009.

The Audit Committee charter permits the committee to establish pre-approval policies and procedures to delegate authority to engage the independent auditors within certain parameters prescribed by the committee; however, the committee has not chosen to adopt any such policies and procedures and instead has itself approved all services of Elliott Davis, LLC prior to the beginning of each engagement. The Audit Committee did not approve any services pursuant to the de minimis exception set forth in 17 CFR 210.2-01(c)(7)(i)(C) during either of the last two fiscal years.

In the event that our shareholders fail to ratify the selection of Elliott Davis, LLC, our Audit Committee will reconsider the selection (but is not required to select a different independent registered public accounting firm). Even if the selection is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if our Audit Committee believes that such a change would be in the Company’s best interests and the best interests of our shareholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Elliott Davis, LLC as the Company’s independent registered public accounting firm for the 2011 fiscal year.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

A Director is independent when our Board affirmatively determines that he or she has no material relationship with the Company, other than as a director.  Our Board makes this determination in accordance with the standards set forth in the listing standards of the NASD and SEC rules.  The Board of Directors has affirmatively determined that the following Directors are independent within the meaning of SEC rules and the listing standards of the NASD.

Robert H. Dick	Robert B. Johnston
Thomas F. Grady, Jr.	Dan R. Lee
Guy R. Guarch	Linda D. Norman
Thomas D. Henrion

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the 2010 fiscal year, the Board of Directors held five meetings.  Each director attended all of the board meetings and meetings of committees on which such director served.  The Board has standing Audit, Compensation and Nominating Committees.  The charters for these committees are posted on the Company’s website at www.spanamerica.com (select “Company” then “Investor Relations” and then the desired committee charter).

Audit Committee.  The Audit Committee was comprised in fiscal year 2010 of Messrs. Dick, Grady and Lee.  All members of the Audit Committee are independent within the meaning of NASD listing standards and Rule 10A-3(b) under the Securities Exchange Act of 1934. The Board has determined that Messrs. Dick and Lee are “audit committee financial experts” within the meaning of Item 407(d)(5) of Regulation S-K.  The Audit Committee met four times during fiscal 2010. The Audit Committee oversees the Company’s accounting and financial reporting processes, oversees the audits of the Company’s financial statements, reviews the financial reports and other financial information provided by the Company to any governmental body or the public and reviews the Company’s systems of internal controls regarding finance, accounting, legal compliance, and ethics.  Its primary duties and responsibilities are to:  (i) serve as an independent and objective party to monitor the Company’s financial reporting process, audits of the Company’s financial statements, and the Company’s internal control system and (ii) appoint from time to time, evaluate, and, when appropriate, replace the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company, determine the compensation of such “outside auditors” and the other terms of their engagement, and oversee the work of the outside auditors.  The Company’s outside auditors report directly to the Audit Committee. The Audit Committee is also charged with establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Compensation Committee.  The Compensation Committee is comprised of Messrs. Grady, Henrion, and Johnston, all of whom are independent within the meaning of the NASD listing standards.  The Compensation Committee met one time during the 2010 fiscal year.  The primary function of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities relating to officer and director compensation.  Its primary duties and responsibilities are to: (i) oversee the development and implementation of the compensation policies, strategies, plans, and programs for the Company’s executive officers and outside directors; (ii) review and determine the compensation of the executive officers of the Company; and (iii) oversee the selection and performance of the Company’s executive officers and succession planning for key members of the Company’s management.  The Compensation Committee’s report is included below under “Compensation of Executive Officers.”

Nominating Committee.  The Nominating Committee is comprised of Messrs. Dick, Guarch, and Henrion and Dr. Norman, all of whom are independent within the meaning of the NASD listing standards.  The Nominating Committee met one time during the 2010 fiscal year.  The primary function of the Nominating Committee is to assist the Board in fulfilling its responsibilities with respect to Board and committee membership and shareholder proposals.  Its primary duties and responsibilities are to:  (i) establish criteria for Board and committee membership and recommend to the Board proposed nominees for election to the Board; and (ii) make recommendations regarding proposals and nominees for director submitted by shareholders of the Company.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Since 1994, the Board has divided its leadership structure into two separate positions: chairman of the board and chief executive officer.  The Board’s policy since that time has required that the chairman of the board be an independent, non-employee director elected by the Board each year to serve a one-year term as chairman.  The chief executive officer is full-time officer and employee of the Company, who is appointed by the Board and traditionally has also served as the Company’s president and principal executive officer.  The Board believes corporate governance is strengthened by a structure that allows for independent board oversight of the performance of the chief executive officer, and the Board believes such oversight is strongest if the Board is lead by an independent chairman rather than by the chief executive officer himself.

The Board is actively involved in oversight of the Company’s risk through a system of monthly reports, more frequent communications with management as deemed necessary by the Board, regular Board and committee meetings and review and approval of the Company’s operating and strategic plans.  Any material departure from the Company’s operating or strategic plans must be separately approved by the Board.  In addition, any material investment or change in business practice that could increase the Company’s normal risk profile must be separately approved by the Board.

DIRECTOR NOMINATING PROCESS

The Nominating Committee will consider director nominees recommended by shareholders.  A shareholder who wishes to recommend a person or persons for consideration as a Company nominee for election to the Board of Directors must send a written notice by mail to Secretary, Span-America Medical Systems, Inc., 70 Commerce Center, Greenville, South Carolina 29615, by fax to 864-288-8692, or by e-mail to board@spanamerica.com that sets forth (i) the name of each person whom the shareholder recommends be considered as a nominee; (ii) a business address and telephone number for each such person (an e-mail address may also be included); and (iii) biographical information regarding such person, including the person’s employment and other relevant experience.  Shareholder recommendations will be considered only if received no later than the 120th calendar day before the first anniversary of the date of the Company’s proxy statement in connection with the previous year’s annual meeting (no later than September 19, 2011 with respect to recommendations for nominees to be considered at the 2012 Annual Meeting of Shareholders).  Shareholders may also make their own nominations directly (as opposed to recommending candidates for the Company to nominate) as described below under the heading “Shareholder Proposals.”

A nominee recommended for a position on the Company’s Board of Directors must meet the following minimum qualifications:

•
he or she must be over 21 years of age and under 72 years of age at the time of election (the Company’s bylaws provide that no person shall be elected to serve as a director for a term that will commence after such person’s 72nd birthday);

•	he or she must have experience in a position with a high degree of responsibility in a business or other organization;

•	he or she must be able to read and understand basic financial statements;

•	he or she must possess integrity and have high moral character;

•	he or she must be willing to apply sound, independent business judgment; and

•	he or she must have sufficient time to devote to the Company.

The Nominating Committee identifies potential nominees for director, other than potential nominees who are current directors whose terms of office are expiring and who are standing for re-election, through business and other contacts.  The Nominating Committee may in the future choose to retain a professional search firm to identify potential nominees for director.  In addition, the Nominating Committee will consider potential nominees who are recommended by shareholders.

The Company’s Nominating Committee evaluates a potential nominee by considering whether the potential nominee meets the minimum qualifications described above, as well as by considering the following factors:

•	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;

•
whether the potential nominee has experience and expertise that is relevant to the Company’s business, including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting the Company;

•	whether the potential nominee is highly accomplished in his or her field;

•
in light of the relationship of the Company’s business to the medical science field, whether the potential nominee has received any awards or honors in the fields of medicine or the biological sciences and whether he or she is recognized as a leader in medicine or the biological sciences;

•
whether the addition of the potential nominee to the Board of Directors would assist the Board of Directors in achieving a mix of Board members that represents a diversity of background and experience, including diversity with respect to age, gender, national origin, race, and competencies;

•	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;

•
whether the potential nominee is independent, as defined by NASD listing standards, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with the best interests of the Company and its shareholders, and whether he or she is willing and able to represent the interests of all shareholders of the Company;

•	whether the potential nominee is financially sophisticated, as defined by NASD listing standards, or qualifies as an audit committee financial expert, as defined by SEC rules and regulations; and

•	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of the Company’s business.

In addition, with respect to an incumbent director whom the Nominating Committee is considering as a potential nominee for re-election, the Company’s Nominating Committee reviews and considers the incumbent director’s service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company.  The manner in which the Nominating Committee evaluates a potential nominee does not differ based on whether the potential nominee is recommended by a shareholder or the Company.

The Nominating Committee does not have a formal written policy regarding the consideration of diversity in identifying nominees for director.  However, the committee seeks to follow the guidelines described above in selecting candidates for director.  The Board and Nominating Committee believe that it is beneficial to the Company and its shareholders to have a diverse mix of Board members with regard to background, experience, age, gender, national origin, race and competencies.  In evaluating candidates with otherwise similar qualifications as described above, the Nominating Committee and Board would prefer a candidate who increases such diversity on the Board.  We believe our current practices have been successful at increasing Board diversity, and we will continue to make diversity an important consideration when evaluating candidates for director.

Messrs. Coggins, Grady and Lee, nominees for director at the 2011 Annual Meeting of Shareholders, are current directors standing for re-election.

The Company did not pay any fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director at the 2011 Annual Meeting of Shareholders.  The Company did not receive, by September 9, 2010 (the 120th calendar day before the first anniversary of the date of the proxy statement for the Company’s 2010 annual meeting of shareholders), any recommended nominee from a shareholder who beneficially owns more than 5% of the Company’s stock or from a group of shareholders who beneficially own, in the aggregate, more than 5% of the Company’s stock.

DIRECTOR COMPENSATION

The table below sets forth the compensation paid to the Company’s non-employee directors in fiscal year 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Robert H. Dick	$8,500	$24,015	$32,515
Thomas F. Grady, Jr.	10,000	16,010	26,010
Guy R. Guarch	5,000	16,010	21,010
Thomas D. Henrion	9,000	32,020	41,020
Robert B. Johnston	7,000	16,010	23,010
Dan R. Lee	7,000	16,010	23,010
Linda D. Norman	5,000	16,010	21,010

(1)	Based on the $16.01 per share market value on February 12, 2010 when the stock compensation was issued.

Each director of the Company who is not also an officer of the Company receives an annual fee of 1,000 shares of unregistered Common Stock plus a per-diem fee of $1,000 for each Board meeting and committee meeting attended.  In addition, each non-officer director receives a fee of $500 for participating in Board or committee meetings held by telephone conference call.  The Chairman of the Board receives an additional 1,000 shares of unregistered Common Stock per year (for a total of 2,000 shares) plus the same per-diem and conference call fees described above.  The Chairman of the Audit Committee receives an additional 500 shares of unregistered Common Stock per year (for a total of 1,500 shares) plus the same per-diem and conference call fees described above.  Stock compensation is issued to directors in accordance with the 2007 Equity Incentive Plan approved by the Company’s shareholders at the 2007 annual meeting.  Directors who are also employees of the Company do not receive compensation for their service as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board is comprised of Thomas F. Grady, Jr., Thomas D. Henrion and Robert B. Johnston.  The Company is not aware of any compensation committee interlocks or insider participation in the Compensation Committee.

COMMUNICATIONS BETWEEN SHAREHOLDERS AND BOARD OF DIRECTORS

The Board provides a process for shareholders to send communications to the Board or any of the Directors.  Shareholders may send written communications to the Board or any one or more of the individual Directors by mail to Secretary, Span-America Medical Systems, Inc., 70 Commerce Center, Greenville, South Carolina 29615, by fax to 864-288-8692, or by e-mail to board@spanamerica.com. Such communications will be reviewed by our Secretary, who will remove communications relating to solicitations, junk mail, customer service concerns and the like.  All other shareholder communications shall be promptly forwarded to the applicable member(s) of our board of directors or to the entire board of directors, as requested in the shareholder communication.

ATTENDANCE AT THE ANNUAL MEETING OF SHAREHOLDERS

It is the Company’s policy that all of the Company’s directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting except in cases of extraordinary circumstances.  All of the nominees for election at the 2010 Annual Meeting of Shareholders and all of the other directors attended the 2010 Annual Meeting of Shareholders.  The Company expects all nominees and directors to attend the 2011 Annual Meeting of Shareholders.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Conduct that applies to all of the Company’s employees, including but not limited to the Company’s principal executive officer, principal financial and accounting officer and controller.  Any amendments or waivers to provisions applicable to our principal executive officer, principal financial and accounting officer or controller will be posted on the Company’s website.

WEBSITE ACCESS TO CORPORATE GOVERNANCE DOCUMENTS

The Company’s Code of Conduct and Audit, Compensation and Nominating Committee Charters are posted on the Company’s website at www.spanamerica.com (Select “Company” then “Investor Relations”).

AUDIT COMMITTEE REPORT

Notwithstanding any statement in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, incorporating future or past filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filing unless the incorporation specifically lists the following Audit Committee Report.

The Audit Committee is comprised of three non-employee directors, all of whom are independent as defined in the NASD listing standards and as required by SEC Rule 10A-3 promulgated under the Exchange Act.  The Board has determined that Audit Committee Chairman Robert H. Dick and Audit Committee member Dan R. Lee are audit committee financial experts with respect to the Company as defined by SEC regulations.

In carrying out its responsibilities, the Committee has done the following:

•
Reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended October 2, 2010 with the Company’s management and independent accountant.

•
Discussed with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•
Received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent accountant its independence.

Based on the review and discussions described above, the Committee recommended to the Board of Directors that the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended October 2, 2010 be included therein, for filing with the Securities and Exchange Commission.

All members of the 2010 Audit Committee concur in this report.

Robert H. Dick (Chairman)
Thomas F. Grady, Jr.
Dan R. Lee

EXECUTIVE OFFICERS

The following table sets forth all of the current executive officers of the Company and their respective ages, company positions and offices, and periods during which they have served as officers of the Company.  There are no persons who have been selected by the Company to serve as its executive officers who are not set forth in the following table.

			Company
Name	Age	Company Offices Currently Held	Officer Since

James D. Ferguson	54	President and Chief Executive Officer	1995
Robert E. Ackley	56	Vice President of Custom Products	1995
Richard C. Coggins	53	Vice President of Finance, Secretary and Chief Financial Officer	1987
William D. Darby	35	Director of Quality	2010
Erick C. Herlong	40	Vice President of Operations	2001
James R. O’Reagan	58	Vice President of R&D and Engineering	2001
Clyde A. Shew	53	Vice President of Medical Sales and Marketing	1996
Marie Sitter	60	Vice President of Human Resources	2004

The Company’s executive officers are appointed by the Board of Directors and serve at the pleasure of the Board.

Business Experience of Executive Officers

Mr. Ferguson’s business experience is set forth above under “Business Experience of Nominees and Directors.”

Mr. Ackley joined the Company as Materials Manager in 1987.  He was named Director of Consumer Sales in 1993, Vice President of Marketing in 1995, Vice President of Consumer Sales in 1996, Vice President of Operations in 1998, and Vice President of Custom Products in 2000.  Prior to joining the Company, Mr. Ackley worked in various operations management roles for Almay Cosmetics in North Carolina and C.B. Fleet Company in Virginia.

Mr. Coggins’ business experience is set forth above under “Business Experience of Nominees and Directors.”

Mr. Darby joined the Company as Production Manager in September 2002.  He was promoted to Plant Manager and then named Director of Quality in May 2010.  From 1997 to 2002, Mr. Darby worked for Dunlop Sports Group in various Quality Management roles and lastly as Quality Manager – Supply Chain.  Mr. Darby is a certified Six Sigma Master Black Belt through the University of Texas and graduated with a B. S. degree in Business Administration from the University of South Carolina.

Mr. Herlong joined Span-America in 1995 as Packaging Engineer.  He became Production Manager in 1998 and Plant Manager in 2000.  He was named Director of Operations in May 2001 and Vice President of Operations in December 2008.  Before joining Span-America, Mr. Herlong worked for Dixie-Narco, a division of Maytag Corporation, an appliance manufacturer, for two years in the positions of Technical Services Representative and Materials Management Specialist.  Mr. Herlong graduated from Clemson University in 1993 with a B.S. degree in Packaging Science.

Mr. O’Reagan joined the Company in August 2001 as Vice President of R&D and Engineering.  From 1982 until 2001, Mr. O’Reagan worked for C.B. Fleet Company in Virginia.  While at Fleet, he served in various positions including Director of Engineering, Director of Operations, Director of Global Operations Planning and Engineering, and Director of Latin America and Global Manufacturing Planning.  Mr. O’Reagan holds B.S. and M.S. degrees in Mechanical Engineering from the University of Virginia.

Mr. Shew joined the Company as Director of Corporate Accounts in May 1996.  He was promoted to Vice President of Medical Sales in October 1996 and Vice President of Medical Sales and Marketing in February 1998.  From 1984 to 1996, Mr. Shew worked in various sales and marketing roles for Professional Medical Products, Inc. in Greenwood, South Carolina.  His final position there was Director of Corporate Accounts, where he was responsible for contracting with multi-facility health care organizations in the United States.  Professional Medical Products was a manufacturer and distributor of various health care products.

Ms. Sitter joined Span-America in 2000 as Human Resources Manager.  She was promoted to Director of Human Resources in 2004.  In December 2008, Ms. Sitter was named Vice President of Human Resources.  Prior to joining the Company, Ms. Sitter was employed as Director of Human Resources for CDS Ensembles, a privately held manufacturer of bedding products, where she worked from 1993 to 2000.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Decisions

The compensation of our executive officers is proposed by the Compensation Committee of our Board of Directors to the full Board and approved by resolution of the full Board.  Thomas F. Grady, Jr., Thomas D. Henrion and Robert B. Johnston constituted the Compensation Committee in fiscal year 2010, and they continue to serve as the committee in fiscal year 2011.  Each member of the Compensation Committee is a non-employee director determined by the Board to be independent within the meaning of NASD listing standards.  As requested by the Compensation Committee, our chief executive officer, Mr. Ferguson, presents individual performance review summaries, proposed annual salary adjustments and option grant recommendations for the other executive officers to the members of the committee.  The committee reviews the information and either approves the recommendation or makes changes at the committee’s discretion.  The committee makes its own assessment of Mr. Ferguson based on the Company’s financial performance, his compensation compared to comparable CEOs, the components of his compensation and his total compensation level.  The committee chairman then presents the committee’s recommendation to the full Board for discussion and approval.

Compensation Policies and Objectives

In general, the Compensation Committee and the Board have structured officer compensation so as to:

•	provide competitive levels of compensation that integrate pay with the Company’s annual and long-term performance goals;

•	reward above-average corporate performance;

•	recognize individual initiative, responsibility and achievements; and

•	assist the Company in attracting and retaining qualified executives.

In addition, the Compensation Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial because they align management’s and shareholders’ interest in the enhancement of shareholder value.

The executive officers’ overall compensation is intended to be consistent with the compensation paid to executives of companies similar in size and character to the Company, provided that the Company’s performance warrants the compensation being paid.  In determining the appropriate mix of compensation, the Compensation Committee has utilized a combination of salary, cash bonuses, equity compensation and benefits.  The committee has also attempted to maintain an appropriate relationship between the compensation of the executive officers and their relative levels of responsibility within the Company.

The Compensation Committee does not maintain formal, written executive compensation policies.  The committee engaged a consultant in 2002 as described below under “Benchmarking” and has generally continued to follow guidance received in 2002 from that consultant.  Except to the extent described under “Benchmarking” and “Base Salary” below, the committee has not relied on formulas or specific analysis in determining levels and mixes of compensation but rather has relied on its members’ subjective but reasonable, good faith judgment based on their years of experience both with the Company and with other companies they have been involved with in their professional careers.  To some degree, the structure of the Company’s executive compensation reflects long-standing historical tradition that the Compensation Committee and the Board believe, based on their professional experience, has served the Company well.  Consequently, the Compensation Committee and the Board have not sought to revisit sound prior decisions.  The discussions below under the headings “Incentive Compensation – Fiscal Year 2010 Bonuses” and “Incentive Compensation – Extraordinary Bonuses” demonstrate how this subjective process resulted in specific compensation decisions.

Benchmarking

In 2002, the Compensation Committee retained the human resources and compensation advisory firm Mercer, LLC (“Mercer”) to assist the committee in structuring the Company’s executive compensation policies and plans, focusing on total cash compensation (base salary plus annual incentives) and long-term incentives, including stock options and restricted stock awards.  Mercer reviewed and confirmed the reasonableness of the Company’s salary administration system.  Under this system, management assigns a particular job grade level to each Company employee, including the Named Officers, using a quantitative scoring system which considers various factors under the major categories of job demands, knowledge, job content and level of responsibility.  Management then assigns a salary range to each job grade level.  Management used input from Mercer in assigning salary ranges in 2002, and at Mercer’s suggestion, has periodically updated the salary ranges for changes in cost of living since 2002.  The structure of the salary administration system is reviewed periodically and approved by the committee.  Any material change in the Company’s salary administration system in between reviews must also be approved by the committee.  There have been no material changes in the salary administration system since 2002 other than cost of living adjustments.

Mercer evaluated the base salary and incentive compensation of the Company’s executive officers and selected jobs from each job grade level by comparing Company information to published compensation survey data from companies in the non-durable goods manufacturing segment with annual revenues similar to those of the Company (approximately $35 million at the time of the study).  The survey data included information on job duties, base salary and total cash compensation at the 25th, 50th and 75th percentiles, adjusted where appropriate for the geographic differential in Greenville, South Carolina.  Mercer also compared the Company’s one and three-year financial performance to a different peer group of 12 publicly traded manufacturing companies identified by management and Mercer as being comparable to the Company.  This analysis served as a basis to evaluate the correlation between Company performance and compensation.  Mercer and the committee generally considered compensation to be within the market competitive range if total cash compensation was within 80-120% of the market 50th percentile.

Neither peer group used by Mercer for its analysis is the same as the peer group used in the Company’s Performance Graph included in Item 5 of the Company’s Annual Report on Form 10-K.  For the Performance Graph, the Company has historically used a peer group consisting of publicly traded companies with the SIC code of 3842, which includes manufacturers of medical products and supplies.  We chose not to design a custom peer group because there would be few if any directly comparable companies as we have separate competitors in the medical, consumer and industrial businesses and we are not aware of another single competitor with a similar mix of products or businesses.  Several of our closest competitors in the medical and consumer businesses are privately held with no or limited data available.  Other competitors are so much larger than the Company that we believe they are not comparable to us, particularly with regard to compensation.  Mercer selected peer groups from its own “off-the-shelf” data at the request of the Company rather than collecting new “custom-made” data for the SIC code 3842 group to reduce the expense of Mercer’s engagement.  Mercer advised us that they selected their peer group companies by revenue size within the industry because executive market values are strongly correlated with company revenues.

Except to the extent to which incentive compensation used to be tied to the achievement of individual performance goals as described below, job grade level is the primary factor in determining the difference between the amounts of any particular component of compensation awarded to different executive officers.

Base Salary

Generally each year, our CEO, Mr. Ferguson, and the Company’s human resources personnel determine a base salary adjustment level for an employee who is an average performer based primarily on the annual change in the cost of living and also on Company performance based on several measures including but not limited to the Company’s operating income, net income, sales growth, return on equity and return on assets.  Individual employees are given higher or lower raises (or no raise for low-performers) based on individual performance and where their pre-raise salary falls within the salary range for their job grade level under the salary administration system described above.  Mr. Ferguson provides the Compensation Committee with his assessment of the performance of senior employees, including the executive officers other than himself, and his recommended salary changes, if any.  The Compensation Committee then considers and approves or alters Mr. Ferguson’s recommendations and makes its own recommendation to the full Board for approval.  The Compensation Committee uses a similar process, but without any recommendation from Mr. Ferguson, for determining the amount of base salary for Mr. Ferguson it will recommend to the Board.  Each executive officer’s base salary has been revised annually since 2002 on the anniversary date of his or her last performance review, which historically has been on December 1st for all executive officers, based generally on this procedure.

Incentive Compensation

The Management Bonus Plan.  The Compensation Committee believes that a significant portion of the executive officers’ compensation should be based on individual and corporate performance.  The principal means through which the Company ties compensation to performance is through the Company’s Management Bonus Plan (the “Bonus Plan”).  Participants in the Bonus Plan include the Company’s executive officers and senior management, including all of the Named Officers.  The Bonus Plan requires that, prior to the beginning of each fiscal year, the Board of Directors approve the Company’s operating plan, which contains financial projections for the coming year.  The operating plan includes an operating profit target that takes into consideration the prior year’s operating profit, current year business conditions, expectations for the coming year and the Company’s long-term growth goals.  Bonus payments are determined by a formula in the Bonus Plan and are based entirely on the Company’s actual operating profit performance in relation to the planned operating profit contained in the current year operating plan.  The Compensation Committee and the Board must approve the operating profit target at the beginning of the new fiscal year.  Bonus payments are not based on current year operating profit results compared with prior-year levels.  Consequently, it is possible to have large bonus payments in a year when the Company’s operating profit declined from prior-year levels as long as the actual operating profit exceeded the planned operating profit by a wide margin.  Conversely, it is possible to have small bonus payments or no bonus payments at all in a year when the Company’s operating profit increased over prior-year levels if actual operating profit exceeded planned operating profit by a small margin or did not reach at least 80% of the planned operating profit level.

Since fiscal 2005, bonuses for each of the executive officers have been based entirely on overall Company operating profit performance.  Prior to fiscal 2005 bonuses for the executive officers were based approximately 60% on overall Company operating profit performance and approximately 40% on the achievement of individual targets pertinent to the participant’s business unit or area of operations that were determined by the chief executive officer and reviewed by the Compensation Committee.  Individual targets have not been assigned since fiscal 2005 because the committee and Board believed that the individual targets created potentially divisive competition among the Company’s managers and business units.  In addition, it was difficult to make the individual targets equitable among managers and business units.  The committee and Board believed that having all participating managers focused on the same target was a more effective incentive system than using a number of disparate targets.

The percentage of base salary each executive officer can earn is variable starting at 0% if Company operating profit performance is less than approximately 80% of target.  If the Company reaches 100% of its target operating profit performance, the bonus is approximately 25% of base salary.  Bonuses can be higher if Company performance exceeds operating profit targets, and there is no cap on the amount of bonus that can be earned.  Historically, the largest bonuses earned by the executive officers under the plan were approximately 63.4% of base salary and resulted from the Company achieving an operating profit in excess of 155% of that year’s target.  In general, achieving 80% of the Company operating profit target requires a slight improvement in operating profit over the previous year’s performance; achieving 100% of the Company target generally requires a 15% to 20% increase in operating profit compared with the prior year; and achieving 150% of the Company target requires a 60% to 70% increase in operating profit compared with the previous year.  However, the Compensation Committee may adjust these percentage ranges up or down for unusual events affecting Company operations, such as the Company’s exit of the safety catheter business in 2007 or the loss of a major customer in 2009.

Under the executive compensation disclosure rules promulgated by the SEC, awards and payments under the Bonus Plan are classified as “non-equity incentive plan” awards and compensation, respectively, rather than “bonuses” for purposes of disclosure in the management compensation tables below because there is substantial uncertainty over whether the Bonus Plan targets will be achieved when they are established and the targets are communicated to management after they are established.

Fiscal Year 2010 Bonuses.  Fiscal year 2010 bonus payments under the Bonus Plan were based solely on the Company’s achievement of fiscal year 2010 planned operating profit targets and not on 2010 operating profit performance compared with 2009 levels.  The Company’s actual operating profit for fiscal year 2010 was 92.6% of planned operating profit for the year.  Based on the Bonus Plan formulas approved by the Compensation Committee and Board at the beginning of the fiscal year, the 2010 operating profit performance resulted in bonus payments for the Named Officers totaling 13.8% of their base salary.  The bonus payments for fiscal year 2010 were significantly lower than bonus payments for fiscal year 2009 because the Company’s actual operating profit performance compared with planned performance was lower in fiscal 2010 than in fiscal 2009.

Extraordinary Bonuses. The Compensation Committee and the Board reserve the right to award discretionary bonuses outside the scope of the Bonus Plan, either in addition to or in lieu of payments under the Bonus Plan, and to adjust the targets or calculations in the Bonus Plan.  Circumstances in which the committee or the Board would consider awarding such bonuses include but are not limited to situations in which the Company failed to meet targets under the Bonus Plan because of factors outside the control of the Company and management but in which the committee and the Board felt management nevertheless performed well in mitigating the adverse effects of such factors.  If the committee and the Board award bonuses outside the scope of the Bonus Plan, these bonuses usually qualify as true “bonuses” under the SEC executive compensation disclosure regulations and are disclosed as bonuses in the management compensation tables below.

The Board has not granted extraordinary bonuses since fiscal year 2007 when it adjusted the formulas in the Bonus Plan to exclude the write-off of the safety catheter business from the fiscal 2007 bonus calculations.  The Board made this decision because the continuing business units, medical and custom products, had excellent performance and were not affected by the safety catheter segment.  In addition, the board believed that the poor performance of the safety catheter segment was primarily the result of market conditions rather than the result of specific management decisions.

Equity Compensation

The Board and its Compensation Committee believe that it is in the best interest of the Company and its shareholders to provide equity-based compensation to the Company’s management, key employees and non-employee directors to (i) attract and retain the highest quality people for these positions, (ii) incentivize them to maximize shareholder value and (iii) better align their compensation with the interests of the Company’s shareholders.  While the Board and the committee believe that it is generally in the best interest of the Company and its shareholders to increase management’s equity ownership, the Board and the committee have not set minimum management stock ownership requirements or determined any target levels for management equity ownership.

The 1997 Stock Option Plan and Equity Compensation from 1991 to 2010.  Historically, the Compensation Committee and the Board have primarily used stock options to provide equity compensation.  Prior to fiscal year 2008, the Board awarded options to the Company’s management under the Company’s 1991 Stock Option Plan, which expired in 2001, and the Company’s 1997 Stock Option Plan, which expired on October 20, 2007.  The table below under the heading “Outstanding Equity Awards at October 2, 2010” shows the remaining outstanding options awarded to the Named Officers under the 1991 Stock Option Plan and 1997 Stock Option Plan as well as options and restricted shares awarded under the 2007 Equity Incentive Plan and the 2000 Restricted Stock Plan as described below.

The 2007 Equity Incentive Plan.  The 2007 Equity Incentive Plan (the “2007 Equity Plan”) was approved by the Company’s shareholders at the 2007 Annual Meeting of Shareholders.  Under the 2007 Equity Plan, the Compensation Committee has the discretion to grant restricted and non-restricted stock awards, restricted stock units, stock options and stock appreciation rights with respect to up to an aggregate of 250,000 shares of the Company’s Common Stock, of which not more than 75,000 shares may be issued pursuant to stock awards and restricted stock unit awards.  Restricted stock units represent the right to receive a specified number of shares of Common Stock upon satisfaction of the vesting conditions applicable to the award.  Stock appreciation rights or “SARs” generally represent the right to receive shares of Common Stock, cash or other property equal in value to the spread between the fair market value of the Common Stock on the date the SAR is exercised and the per share exercise price of the SAR multiplied by the number of shares of Common Stock subject to the SAR.

The 2000 Restricted Stock Plan.  To encourage management employees to increase their ownership of the Company’s stock through their own investments, the Board adopted the Company’s 2000 Restricted Stock Plan.  This plan provides that at the end of each year, the Company will award to each plan participant a number of shares of restricted stock equal to half the number of shares of Company stock the participant himself purchased during the year (excluding shares received on exercise of options) up to a maximum annual award of 5% of each participant’s annual salary.  The restricted shares in each award vest at a rate of 25% per year beginning with the end of the year in which the purchases giving rise to the award occurred.  All of the Company’s executive officers are participants in the 2000 Restricted Stock Plan.  The plan also permits the Compensation Committee to make additional restricted stock awards subject to such restrictions and conditions as the committee may establish; however, the committee has not made any such additional awards since the plan’s inception.  The plan expired on February 2, 2010, and the committee currently does not expect to extend or replace the plan because of low historic participation.

No Equity Compensation Grants in Fiscal Year 2010.  The Board, in consultation with the Compensation Committee, did not grant equity compensation to any Company employees in fiscal year 2010.  However, the Board granted options to the Named Officers and other executive officers in early fiscal 2011.  See the discussion below under “Compensation Decisions for 2011.”

Generally, each year, the Company’s Chief Executive Officer, Jim Ferguson, proposes option grants to the Compensation Committee.  The Compensation Committee declined to grant options in fiscal years 2008 and 2010 generally because the committee felt that (i) the cash bonuses under the Bonus Plan adequately rewarded management for the Company’s operating performance in those years and (ii) awarding equity compensation in addition to such cash bonuses was unwarranted, considering the Company’s overall performance in the prior year for each of those two years.  The Compensation Committee decided to grant options in fiscal year 2009 because it had not made any such grants in the two prior years and because the committee felt management should receive an additional reward for the Company’s performance in fiscal year 2008.  The number of options awarded to each manager is determined subjectively, taking into account the manager’s individual level of responsibility and performance for the previous year, the Company’s overall financial performance in the previous year, the manager’s total compensation level, the estimated fair value of the options as calculated in accordance with Statement of Financial Accounting Standards No. 123(R) and the number of options granted in previous years.

Adjustment or Recovery of Awards

The Compensation Committee and the Board have not adopted a formal or informal policy regarding the adjustment or recovery of awards in the event that a restatement of the Company’s financial statements is required which would show financial results indicating that lesser bonuses, options or other incentive compensation should have been awarded with respect to the fiscal years subject to the restatement.  We have not been required to restate any of our financial statements or experienced any other circumstances that would have resulted in lower incentive awards being paid or given than those actually paid or given.  If we were required to restate our financial statements or otherwise adjust indicators on which performance compensation was based, the Compensation Committee and the Board would assess the circumstances and take such action as they believe legally permissible and appropriate.

Benefits

The Company has adopted certain broad-based employee benefit plans in which the Named Officers participate.  Benefits under these plans are not included in the compensation tables set forth below except to the extent detailed in Note 4 to the Summary Compensation Table.  The Company has adopted executive officer life insurance plans that are not broadly available to other employees, and the premiums paid by the Company under these plans for the Named Officers are included in the Summary Compensation Table and described in Note 4 to the Summary Compensation Table.

Severance Protection

The Board and the Compensation Committee generally believe that employment agreements reduce the Company’s flexibility in employment relationships and that it is in the best interest of the Company and its shareholders for all employees, including the Company’s executive officers, to be employed on an at-will basis without employment agreements.  However, as an exception to this general rule, the Company has entered into severance protection agreements with each of the executive officers, except Mr. Darby who was recently promoted to executive officer.  Each agreement generally provides the executive officer with a lump-sum cash payment equal to either 210% (for Mr. Ferguson and Mr. Coggins) or 110% (for the other executive officers) of his or her annual compensation in the event he or she is terminated without cause following a change in control of the Company.  The agreements are described in more detail below under the heading “Potential Payments Upon Termination or Change in Control – Severance Protection Agreements.”

The Board believes that its executive officers are likely to be approached from time to time by potential acquirers of the Company and believes the severance protection provided to its executive officers – who are the most vulnerable to losing their employment in connection with a change of control of the Company – will align their interests with the interests of the Company’s shareholders in situations where a change-of-control is possible by (i) encouraging them to bring contacts from potential acquirers to the attention of the Board to assist the Board in maximizing shareholder value, (ii) keeping them committed to running the Company day-to-day and (iii) increasing their support for any strategic transaction that would be beneficial to shareholders.  The Board believes that Mr. Ferguson, our President and CEO, and Mr. Coggins, our Vice President and CFO, are the most vulnerable to being replaced following a change in control; therefore, their severance payments were set at a larger percentage of their annual compensation.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code.  Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally denies a corporate income tax deduction for annual compensation in excess of $1,000,000 paid to any of the Named Officers. Certain types of compensation, including performance-based compensation, are generally excluded from this deduction limit.  Historically, the total annual compensation of each of the Company’s executive officers, including the President and CEO, has been substantially less than $1,000,000, so the effects of Section 162(m) have not been a significant consideration in determining executive compensation.

Section 409A of the Internal Revenue Code.  Section 409A of the Internal Revenue Code generally imposes an excise tax on deferred compensation paid to employees that is not structured to comply with the requirements of Section 409A, which are complex.  Section 409A imposes excise tax liability on the employee rather than the employer.  However, because the Compensation Committee and the Board believe it would provide a disincentive to employees that would be contrary to the interests of the Company and its shareholders if Company employees had to pay such excise taxes on any deferred compensation they receive from the Company, the Compensation Committee and the Board seek to structure all deferred compensation arrangements so as to avoid the excise tax.

Compensation Decisions for Fiscal Year 2011

The Board, at the recommendation of the Compensation Committee, did not increase the Named Officers’ base salaries effective December 1, 2010 as they have typically done in prior years.  The Base salary amounts shown below are the same as they were for fiscal year 2010.  In lieu of salary increases for fiscal year 2011, the Board, at the recommendation of the Compensation Committee, granted options on November 9, 2010 to the Named Officers as shown in the table below.  All options were granted with an exercise price of $14.90 per share, which was 100% of the fair market value on the grant date.  Fair market value is calculated as the average of the high and low sales prices for the Company’s stock on the grant date.

Name	FY 2011 Base Salary	FY 2011 Options Granted
James D. Ferguson	$297,000	7,000
Richard C. Coggins	191,300	5,000
Robert E. Ackley	173,400	4,000
James R. O’Reagan	160,775	4,000
Clyde A. Shew	200,300	5,000

The Board and Compensation Committee decided to forgo base salary increases for fiscal year 2011 because the average cost-of-living increase was small due to the recession and the recovering economy and because the Company’s performance in fiscal 2010 was slightly below expectations.  However, the Board and Compensation Committee believed that the Company’s overall performance was satisfactory, particularly in light of the weak market environment for the Company’s products.  The Board and Compensation Committee granted the options shown above in order to increase the executive officers’ incentive to create long-term growth in the Company’s stock price.  The Board, on the recommendation of the Compensation Committee, has also set the bonus targets and amounts for the Named Officers under the Bonus Plan for fiscal year 2011 using the procedure described above under the heading “Incentive Compensation – The Management Bonus Plan.”  Bonuses for fiscal year 2011 will be based solely on the Company’s achievement of planned operating profit targets.

Relationship of Compensation Policies and Practices to the Company’s Risk Management

The Board and Compensation Committee believe that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company’s operations or financial condition.  We also believe that our compensation structures are not reasonably likely to encourage excessive risk taking by our executive officers or managers.  As discussed above under the headings “Incentive Compensation” and “Equity Compensation,” the primary elements of the Company’s incentive compensation are the Bonus Plan and stock options granted under the Company’s equity incentive plans.  The Bonus Plan is designed to be a short-term incentive plan.  It rewards all participants based on the Company’s actual fiscal year operating profit performance in relation to planned fiscal year operating profit.  Participants in the Bonus Plan are incentivized to maximize the Company’s operating profit in relation to the operating plan.  The operating plan for each fiscal year and the Bonus Plan formulas must be approved by the Board at the beginning of each fiscal year.  Before approving the plan for each new fiscal year, the Board considers whether the plan meets the Company’s short- and long-term growth goals.  Since bonus payments are tied to overall Company performance, we believe no employee has an incentive to sacrifice the Company’s best interest for his or her own self-interest.  We also believe this Bonus Plan process aligns the interests of our managers and shareholders by rewarding managers if the Company achieves the earnings goals approved by the Board.  Shareholders should in turn be rewarded by a higher stock price related to the Company’s earnings growth.

The primary means of providing long-term incentive compensation is through stock options granted under the Company’s equity incentive plans.  Options are granted to managers periodically by the Board as recommended by the Compensation Committee.  Options are granted at 100% of the fair market value of the Company’s stock price on the date of grant.  Options generally vest at the greater of 1,000 shares per year or 20% of the underlying grant per year.  Since the options have value only if the Company’s stock price increases above the grant date fair market value, participants are therefore incentivized to maximize the increase in the Company’s stock price over time.  We believe this process aligns the interests of the Company’s managers and shareholders.

The Company’s sales representatives are compensated through a combination of base salary and commission payments that we believe is common in our industry.  Commissions are paid based on sales of the company’s products, and commission rates vary generally depending on the profitability of the products sold.  We do not believe that our commission compensation plan increases the Company’s overall risk in any way because increased sales volume of our products does not increase the Company’s level of risk.

COMPENSATION COMMITTEE REPORT

Notwithstanding any statement in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, incorporating future or past filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filing other than the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2010 unless the incorporation specifically lists the following Compensation Committee Report.

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement.  As a result, the Compensation Committee believes the Compensation Discussion and Analysis represents the intent and actions of the Compensation Committee and the Board with regard to executive compensation and has recommended to the Board of Directors that it be included in this proxy statement for filing with the SEC.

The Compensation Committee Thomas F. Grady, Jr. Thomas D. Henrion Robert B. Johnston

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2010

The following table shows the cash compensation paid or accrued by the Company during fiscal years 2008, 2009 and 2010, as well as certain other compensation paid or accrued during those fiscal years, to the Company’s Chief Executive Officer and to each of the four other most highly compensated officers (the “Named Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($) (1)	All Other Compensation ($) (4)	Total ($)

James D. Ferguson	2010	$296,265	$-	$3,880	$-	$40,955	$8,125	$349,225
President & Chief Executive Officer	2009	290,714	-	3,880	10,102	153,394	8,134	466,224
	2008	280,862	-	1,410	-	24,856	9,239	316,367

Richard C. Coggins	2010	190,800	-	-	-	26,379	8,019	225,198
VP & Chief Financial Officer	2009	187,083	-	-	8,418	98,715	4,727	298,943
	2008	181,114	-	-	-	15,991	7,258	204,363

Robert E. Ackley	2010	172,833	-	-	-	23,911	4,886	201,630
VP - Custom Products	2009	168,875	-	-	6,694	89,122	3,673	268,364
	2008	163,790	-	-	-	14,423	7,073	185,286

James R. O’Reagan	2010	160,375	-	1,438	-	22,170	7,874	191,857
VP - R&D and Engineering	2009	157,358	-	1,438	6,694	83,027	5,637	254,154
	2008	151,393	-	1,438	-	13,453	7,907	174,191

Clyde A. Shew	2010	199,800	-	-	-	27,621	8,981	236,402
VP - Medical Sales & Marketing	2009	196,333	-	-	8,418	103,434	5,711	313,896
	2008	191,446	-	-	-	16,919	8,509	216,874

(1)
Payments made for fiscal years 2010, 2009 and 2008 under the Company’s Management Bonus Plan in accordance with the operating income targets set when awards were made at the beginning of those fiscal years are shown in the “Non-Equity Incentive Plan Compensation” column above.

(2)
Awards were made pursuant to the Company’s 2000 Restricted Stock Plan.  As provided by the plan, the number of shares awarded equals half of the number of shares purchased by the recipient in the open market (excluding the exercise of stock options) during the plan year for that award.  The value of each award equals the number of shares awarded under the plan multiplied by the per share purchase price of the Company’s Common Stock paid by the Named Officer in the purchase that entitled him to receive the plan shares.  The amount shown in the table is the value of the portion of the award that vested in the applicable year.  Each award vests at a rate of 25% of the restricted shares per year beginning on the last day of the plan year to which the award pertains.  Once shares vest, they are no longer restricted within the meaning of the plan.  Dividends are not paid or accrued on non-vested shares.

(3)
The fair value of each option award is estimated on the grant date in accordance with Statement of Financial Accounting Standards No. 123(R).  Fair value was calculated using the Black-Scholes options pricing model and the assumptions shown in “Note 1. Significant Accounting Policies – Stock-Based Compensation” in the Notes to Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2010.

(4)
All other compensation includes (i) contributions to the Company’s 401(k) plan by the Company on behalf of the Named Officers to match pre-tax deferral contributions from the Named Officers, all of which are vested, (ii) life insurance premiums for both the term and non-term portions of the premium paid by the Company on behalf of the Named Officers, (iii) payments to cover Medicare income tax liabilities incurred by the Named Officers in connection with the exercise of stock options and the vesting of restricted stock awards and (iv) in the case of Mr. Ferguson, payment for tax return preparation services, all as set forth in the following table.

All Other Compensation

Name	Year	401(k)	Life Insurance	Medicare Taxes on Options and Restricted Stock	Tax Return Preparation	Total

James D. Ferguson	2010	$6,143	$1,157	$-	$825	$8,125
	2009	6,107	1,130	72	825	8,134
	2008	7,447	1,145	22	625	9,239

Richard C. Coggins	2010	7,195	824	-	-	8,019
	2009	3,931	796	-	-	4,727
	2008	6,447	811	-	-	7,258

Robert E. Ackley	2010	3,929	957	-	-	4,886
	2009	2,744	929	-	-	3,673
	2008	6,129	944	-	-	7,073

James R. O’Reagan	2010	6,085	1,789	-	-	7,874
	2009	3,852	1,761	24	-	5,637
	2008	6,109	1,776	22	-	7,907

Clyde A. Shew	2010	7,364	1,617	-	-	8,981
	2009	4,122	1,589	-	-	5,711
	2008	6,905	1,604	-	-	8,509

For more information on individual items of compensation disclosed in the Summary Compensation Table above, see the disclosure set forth under the headings “Base Salary,” “Incentive Compensation,” “Equity Compensation” and “Benefits” contained in the “Compensation Discussion and Analysis” above, which disclosure is incorporated herein by reference.

GRANTS OF PLAN-BASED AWARDS

The table below sets forth certain information about fiscal year 2010 awards made under the Company’s Management Bonus Plan.

		Estimated Future Payouts
		Under Non-Equity
		Incentive Plan Awards
Name	Grant Date (1)	Threshold ($)	Target ($)(2)	Maximum ($)

James D. Ferguson
Bonus Plan	11/04/09	$0	$74,250	(2)

Richard C. Coggins
Bonus Plan	11/04/09	0	47,825	(2)

Robert E. Ackley
Bonus Plan	11/04/09	0	43,350	(2)

James R. O’Reagan
Bonus Plan	11/04/09	0	40,194	(2)

Clyde A. Shew
Bonus Plan	11/04/09	0	50,075	(2)

(1)	The Grant Date shown in the table above is the date on which the Board approved the bonus plan for fiscal 2010.

(2)
Bonuses for fiscal year 2010 were based on the Company’s achievement of operating profit performance in relation to its operating plan.  The target amount shown in the table above for each Named Officer equals 25% of the Named Officer’s base salary on the date of his fiscal 2010 salary review, which was December 1, 2009.  Under the bonus plan formula, there is no cap on the maximum bonus that can be earned in a fiscal year.  Historically, the largest bonuses ever earned were 63.4% of each Named Officer’s base salary.  Actual bonus payouts for fiscal year 2010 were 13.8% of each Named Officer’s base salary and were below target. These amounts are shown in the Summary Compensation Table above.  For additional information on the bonus plan, see the discussion above in the Compensation Discussion and Analysis under the heading “Incentive Compensation – The Management Bonus Plan.”

For more information on the awards and grants disclosed in the Grants of Plan-Based Awards Table above, see the disclosure set forth under the heading “Incentive Compensation” contained in the “Compensation Discussion and Analysis” above, which disclosure is incorporated herein by reference.

OUTSTANDING EQUITY AWARDS AT OCTOBER 2, 2010

The table below lists all outstanding Company stock options granted under the Company’s 1991 Stock Option Plan, 1997 Stock Option Plan and 2007 Equity Incentive Plan and shares of restricted stock issued under the Company’s 2000 Restricted Stock Plan held by the Named Officers as of October 2, 2010.

The Board granted options to the Named Officers on November 9, 2010 under the 2007 Equity Incentive Plan.  Since the options were granted after fiscal year-end 2010, they are not shown in the table below.  See “Compensation Decisions for Fiscal Year 2011” in the “Compensation Discussion and Analysis” above for more information on the November 2010 option grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
							Market
						Number	Value of
		Number of	Number of			of Shares	Shares or
		Securities	Securities			or Units	Units of
		Underlying	Underlying			of Stock	Stock
		Unexercised	Unexercised			That Have	That Have
		Options	Options	Option	Option	Not	Not
	Grant	(#)	(#)(1)	Exercise	Expiration	Vested	Vested
Name	Date	Exercisable	Unexercisable	Price	Date	(#)(2)	($)

Ferguson	01/31/01	7,751	-	$4.20	01/31/11
	02/01/02	5,164	-	4.30	02/01/12
	02/14/03	6,458	-	6.18	02/14/13
	02/11/04	4,519	-	10.52	02/11/14
	02/10/05	4,519	-	9.18	02/10/15
	08/07/06	3,551	-	9.67	08/07/16
	02/11/09	2,000	1,000	9.34	02/11/19
	12/18/07					125	$1,775
	01/26/09					500	7,100
Sub-total		33,962	1,000			625	$8,875

Coggins	01/31/01	6,459	-	4.20	01/31/11
	02/01/02	3,873	-	4.30	02/01/12
	02/14/03	3,875	-	6.18	02/14/13
	02/11/04	2,582	-	10.52	02/11/14
	02/10/05	2,582	-	9.18	02/10/15
	08/07/06	2,583	-	9.67	08/07/16
	02/11/09	2,000	500	9.34	02/11/19
Sub-total		23,954	500

Ackley	02/14/03	3,229	-	6.18	02/14/13
	02/11/04	2,582	-	10.52	02/11/14
	02/10/05	2,582	-	9.18	02/10/15
	08/07/06	2,583	-	9.67	08/07/16
	02/11/09	2,000	-	9.34	02/11/19
Sub-total		12,976	-

O’Reagan	06/21/01	9,916	-	3.81	06/21/11
	02/14/03	3,229	-	6.18	02/14/13
	02/11/04	2,582	-	10.52	02/11/14
	02/10/05	2,582	-	9.18	02/10/15
	08/07/06	2,583	-	9.67	08/07/16
	02/11/09	2,000	-	9.34	02/11/19
	02/04/08					125	$1,775
Sub-total		22,892	-

Shew	02/01/02	3,873	-	4.30	02/01/12
	02/14/03	3,875	-	6.18	02/14/13
	02/11/04	2,582	-	10.52	02/11/14
	02/10/05	2,582	-	9.18	02/10/15
	08/07/06	2,583	-	9.67	08/07/16
	02/11/09	2,000	500	9.34	02/11/19
Sub-total		17,495	500

Total		111,279	2,000

(1)	The unexercisable options shown above will vest at the rate of 1,000 shares per year for each participant beginning on July 1, 2011.

(2)
The shares shown in the “Stock Awards” columns are shares of restricted stock that were awarded pursuant to the 2000 Restricted Stock Plan.  Twenty-five percent of each award vested on the last day of the fiscal year in which the recipient purchased shares on the open market giving rise to his right to receive plan shares, and an additional 25% vests on the last day of each of the next three fiscal years.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2010

The following table sets forth information with respect to the Company’s Named Officers concerning the exercise of options during the 2010 fiscal year and the vesting of restricted stock awards in fiscal year 2010.  All restricted stock awards were issued under the 2000 Restricted Stock Plan.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
James D. Ferguson	6,455	$91,919	375	$5,258
Richard C. Coggins	5,164	73,535	-	-
Robert E. Ackley	7,749	94,357	-	-
James R. O’Reagan	3,000	47,640	125	1,753
Clyde A. Shew	5,167	67,843	-	-

(1)	The “value realized” on option exercises is determined by subtracting the amount paid upon exercise of the options from the market value of the underlying Common Stock as of the exercise date.

(2)	The “value realized” on vesting for restricted stock awards is the market value of the Common Stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Protection Agreements

All Span-America employees, including the Named Officers, are employed at will by the Company and do not have employment agreements.  The Company has entered into severance protection agreements dated July 25, 2002 with each of its Named Officers.  The agreements provide for a lump sum severance payment of either 110% (for Messrs. Ackley, O’Reagan and Shew) or 210% (for Messrs. Ferguson and Coggins) of each executive’s annual compensation if the executive’s employment is terminated without cause (as defined in the agreements) within one year following a change in control.  For purposes of determining the annual amount of an element of compensation that is not fixed, such as a bonus, the annual amount is deemed equal to the average of such component over the three year period immediately prior to termination.  An amount equal to 10% of the Named Officer’s base salary at the rate in effect immediately prior to the change in control is deemed to be the value of lost benefits.  The agreements also provide for vesting of the executives’ then outstanding options and restricted stock following such termination.  The agreements have a rolling term of one year (except for Mr. Ferguson’s and Mr. Coggins’ agreements, which have two-year terms) that automatically extend each day for an additional day without any action by either party.  Either party to an agreement may terminate the agreement by written notice to the other.  Upon such notice, the agreement will cease to extend automatically and will be terminated one year from the notice date (two years for Mr. Ferguson’s and Mr. Coggins’ agreements).

Under the severance agreements, “change in control” is generally defined as (i) the acquisition by any person of securities representing 35% or more of the combined voting power of the Company’s outstanding voting securities; (ii) during any period of up to two consecutive years, individuals who, at the beginning of such period, constitute the Board, or whose nomination as directors was approved by two-thirds of such persons or successors to such directors who were previously so approved, cease for any reason to constitute a majority of the Board; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any corporation other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the merger or consolidation continuing to represent at least 51% of the voting power of the surviving entity, (B) a merger or consolidation effected to implement a recapitalization of the Company that meets certain conditions or (C) a plan of complete liquidation of the Company or a sale of substantially all of the Company’s assets; or (iv) the occurrence of any other event that the Board determines affects control of the Company and with respect to which the Board adopts a resolution that such event constitutes a change in control for purposes of the severance agreements.

The severance agreements contain a “golden parachute savings clause” that generally provides that if the Company’s independent accountants determine that severance payments under the agreements would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, then the payments will be reduced to the point that they do not constitute “excess parachute payments.”  The agreements also provide that the Company must indemnify the Named Officer against any penalties or excise taxes the Named Officer might incur if the payments do cause a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code.  The agreements provide that if a Named Officer becomes entitled to receive severance payments in connection with any change in control, then any non-compete agreement between the Named Officer and the Company terminates.  The agreements also require the Company to pay reasonable accountant’s, attorney’s and actuary’s fees incurred by a Named Officer in confirming his or her rights under his or her agreement, in enforcing those rights and in responding to a tax audit related to payment of benefits under his or her agreement.

The table below sets forth the severance payments to which the Named Officers would have been entitled had change in control severance payments been determined as of October 2, 2010 and also the death benefit payable under the life insurance policy on the life of each of the Named Officers purchased by the Company had such Named Officer passed away on October 2, 2010.

Involuntary Termination Change-in-Control and
Death Benefits at October 2, 2010
							Life
	Accrued						Insurance
	Compen-	Annual Compensation		Lost	Option		Death
Name	sation (1)	Salary	Bonus	Benefits	Vesting (2)	Total	Benefit

Ferguson	$40,955	$594,000	$146,137	$29,700	$4,680	$815,472	$95,677
Coggins	26,379	382,600	94,057	19,130	2,340	524,506	98,772
Ackley	23,911	173,400	42,485	17,340	-	257,136	99,332
O’Reagan	22,170	160,775	39,550	16,078	-	238,573	92,420
Shew	27,621	200,300	49,325	20,030	2,340	299,616	92,269

(1)	The amount shown represents the fiscal year 2010 non-equity incentive compensation earned under the Company’s Management Bonus Plan but unpaid as of October 2, 2010.

(2)
The amount shown represents the aggregate amount of the differences between the market value of the Common Stock on October 2, 2010 and the exercise prices of unvested options that would have vested as a result of involuntary termination following a change of control at October 2, 2010.

EQUITY COMPENSATION PLANS

The following table summarizes information regarding our equity compensation plans as of October 2, 2010:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)(1)	(b)	(c)(2)
Equity compensation plans approved by security holders (1)	151,207	$7.50	227,500

Equity compensation plans not approved by security holders	0	0	0
Total	151,207	$7.50	227,500

(1)
Includes (a) options granted under the 1991 Stock Option Plan, which plan expired in 2001, (b) options granted under the 1997 Stock Option Plan, which plan expired in 2007 and (c) options granted under the 2007 Equity Incentive Plan.

(2)	Includes 227,500 shares available for issuance under the 2007 Equity Incentive Plan.

The Board granted options to the Named Officers on November 9, 2010 under the 2007 Equity Incentive Plan.  Since the options were granted after fiscal year-end 2010, they are not reflected in the table above.  See “Compensation Decisions for Fiscal Year 2011” in the “Compensation Discussion and Analysis” above for more information on the November 2010 option grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth below is furnished as of the Record Date, with respect to Common Stock owned beneficially or of record by (i) persons known to the Company to be the beneficial owners of more than 5% of the Common Stock as of the Record Date, (ii) each of the directors and nominees individually, (iii) each of the Named Officers included in the compensation table, and (iv) all directors and executive officers as a group.  Unless otherwise noted, each person has sole voting and investment power with respect to such person’s shares shown in the table.  All share amounts in the table include shares which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date.  All percentages are calculated based on the total number of outstanding shares, plus the number of shares for the particular person or group which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date.

	Amount/Nature
Name and Address	of Beneficial		Percent
of Beneficial Owner	Ownership		of class

Beneficial Owners of More Than 5% of the Company’s Common Stock

Fidelity Puritan Trust	268,000	(1)	9.7%
82 Devonshire Street
Boston, MA 02109

Anita G. Zucker, Trustee	208,800	(2)	7.6%
16 Buckingham Drive
Charleston, SC 29407

Thomas D. Henrion	162,044	(3)	5.9%
1309 Park Shore Road
La Grange, KY 40031

Santa Monica Partners, LP	150,432	(4)	5.5%
1865 Palmer Avenue
Larchmont, NY 10538

Directors and Nominees

Richard C. Coggins	66,866	(5)	2.4%
Robert H. Dick	21,500	(6)	*
James D. Ferguson	97,436	(7)	3.5%
Thomas F. Grady, Jr.	41,595		1.5%
Guy R. Guarch	10,000		*
Thomas D. Henrion	162,044	(3)	5.9%
Robert B. Johnston	215,800	(8)	7.8%
Dan R. Lee	4,000		*
Linda Norman	5,000		*

Named Officers

James D. Ferguson	97,436	(7)	3.5%
Robert E. Ackley	26,643	(9)	1.0%
Richard C. Coggins	66,866	(5)	2.4%
James R. O’Reagan	30,567	(10)	1.1%
Clyde A. Shew	41,619	(11)	1.5%

Directors and Executive Officers as a Group

All Directors and Executive Officers of the Company as a Group (15 persons)	748,855	(12)	25.9%
______________________

(1)	The amount shown as beneficially owned by Fidelity Puritan Trust is based on its Form N-Q filed on December 30, 2010.

(2)	The amount shown as beneficially owned by Mrs. Anita G. Zucker is based on her Schedule 13D filed on May 14, 2008.

(3)	The amount shown as beneficially owned by Mr. Henrion includes 6,000 shares owned by his spouse. Mr. Henrion disclaims beneficial ownership with respect to the shares owned by his spouse.

(4)	The amount shown as beneficially owned by Santa Monica Partners, LP is based on its Schedule 13D/A filed on July 17, 2002.

(5)	The amount shown as beneficially owned by Mr. Coggins includes 23,954 shares subject to options held by Mr. Coggins which are exercisable within 60 days of the Record Date.

(6)	The amount shown as beneficially owned by Mr. Dick includes 1,000 shares held in an IRA account.

(7)	The amount shown as beneficially owned by Mr. Ferguson includes 33,962 shares subject to options held by Mr. Ferguson which are exercisable within 60 days of the Record Date.

(8)
The amount shown as beneficially owned by Mr. Johnston consists of 7,000 shares owned directly by Mr. Johnston and 208,800 shares owned directly by Mrs. Anita G. Zucker who controls The InterTech Group, Inc., Mr. Johnston’s employer.  Mr. Johnston disclaims beneficial ownership with respect to the shares owned by Mrs. Zucker.

(9)	The amount shown as beneficially owned by Mr. Ackley includes 12,976 shares subject to options held by Mr. Ackley which are exercisable within 60 days of the Record Date.

(10)	The amount shown as beneficially owned by Mr. O’Reagan includes 22,892 shares subject to options held by Mr. O’Reagan which are exercisable within 60 days of the Record Date.

(11)
The amount shown as beneficially owned by Mr. Shew includes 17,495 shares subject to options held by Mr. Shew which are exercisable within 60 days of the Record Date and 2,400 shares indirectly held by Mr. Shew as custodian for a minor child.  Mr. Shew disclaims beneficial ownership with respect to the custodial shares.

(12)
The amount shown as beneficially owned by all directors and executive officers as a group includes 132,064 shares subject to options held by such persons which are exercisable within 60 days of the Record Date and the 208,800 shares owned directly by Mrs. Anita G. Zucker who controls The InterTech Group, Inc., the employer of Company director Robert Johnston.

*           Less than one percent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Executive officers, directors and greater than 10% beneficial owners of the Company’s Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required during the 2010 fiscal year, the Company believes that all of its executive officers and directors and all beneficial owners of more than 10% of the Company’s Common Stock of which the Company is aware filed the required reports on a timely basis under Section 16(a) except for Mr. Darby who was late in filing a Form 3 in connection with his promotion to director of quality and a Form 4 in connection with an option grant dated November 9, 2010 pursuant to the Company’s 2007 Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company is not aware of any relationships or related party transactions required to be disclosed in this Proxy Statement pursuant to Item 404 of Regulation S-K.

The Company does not have policies or procedures as contemplated in Item 404(b) of Regulation S-K for the review, approval or ratification of related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K because the Company has not had any such transactions in reasonably recent history and does not anticipate any such transactions being proposed in the foreseeable future.  If any such transaction is proposed in the future, the Board would expect to adopt appropriate policies and procedures at that time.

ADDITIONAL INFORMATION

SHAREHOLDER PROPOSALS

Proposals by shareholders for consideration at the 2012 Annual Meeting of Shareholders must be received at the Company’s offices at 70 Commerce Center, Greenville, South Carolina 29615 no later than September 19, 2011 if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2012 Annual Meeting of Shareholders.  Under the regulations of the Securities and Exchange Commission, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in those regulations are satisfied.

If shareholders wish to nominate their own candidates for director (as opposed to recommending candidates to be nominated by the Company as described above under the heading “Corporate Governance – Director Nominating Process”), shareholder nominations for directors at the 2012 Annual Meeting of Shareholders must be submitted to the Company in proper written form (as provided in the Company’s bylaws) and must be received by the Secretary of the Company at the above address no later than the close of business on the 30th day prior to the date of the 2012 Annual Meeting and no earlier than the close of business on the 60th day prior to the date of the 2012 Annual Meeting.  Other shareholder proposals to be brought before the 2012 Annual Meeting of Shareholders must be submitted to the Company in proper written form (as provided in the Company’s bylaws) and must be received by the Secretary of the Company at the above address no later than the close of business on December 20, 2011 and no earlier than the close of business on November 20, 2011 if any such proposals are to be eligible to be brought up and considered at the annual meeting.

PROXY SOLICITATION

Cost of Solicitation

The Company will bear the cost of this proxy solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials.  Employees and officers will be reimbursed for any actual out-of-pocket expenses they incur in connection with the solicitation.  Proxies will be solicited principally by mail but may also be solicited by telephone or through personal solicitation conducted by regular employees of the Company without additional compensation.  The Company has also engaged Corporate Communications, Inc., in Nashville, Tennessee, to assist in investor relations activities, including distributing shareholder information and contacting brokerage houses, custodians, nominees and fiduciaries, for a fee of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses.

Banks, Brokers and Other Custodians

Banks, brokers and other custodians are requested to forward proxy solicitation materials to their customers where appropriate, and the Company will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses in sending the Proxy Materials to beneficial owners of Common Stock.

FINANCIAL INFORMATION

The Company’s 2010 Annual Report on Form 10-K containing financial statements reflecting the financial position and results of operations of the Company for the fiscal year ended October 2, 2010, but excluding exhibits, is being mailed to shareholders with these Proxy Materials.  The Company will provide without charge to any shareholder of record as of  December 17, 2010, and to each person to whom these Proxy Materials are delivered in connection with the Annual Meeting, who so requests in writing, a copy of such Annual Report on Form 10-K including all exhibits thereto.  Any such request should be directed to Span-America Medical Systems, Inc., P.O. Box 5231, Greenville, South Carolina 29606-5231 Attention:  Richard C. Coggins, or by email to rcoggins@spanamerica.com.

OTHER MATTERS

Management of the Company is not aware of any other matter to be brought before the Annual Meeting.  If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors /s/ Richard C. Coggins Richard C. Coggins Secretary

January 17, 2011
Greenville, South Carolina

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Post Office Box 5231
Greenville, South Carolina 29606-5231

ANNUAL MEETING OF SHAREHOLDERS OF

SPAN-AMERICA MEDICAL SYSTEMS, INC.

February 18, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.irinfo.com/span/html/annrep.htm

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20303030300000000000 6 021811

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES, "FOR" PROPOSAL 2, FOR EVERY "2 YEARS" ON PROPOSAL 3 AND "FOR" PROPOSAL 4. THE NOMINEES FOR DIRECTOR LISTED BELOW WERE NOMINATED BY THE COMPANY'S BOARD OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board recommends a vote "For" election of the nominees listed in Proposal 1.

1. Election of Directors as set forth in the accompanying Proxy Statement (except as marked to the contrary below).

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board recommends a vote "For" approval of executive compensation in Proposal 2.

	FOR	AGAINST	ABSTAIN
2. To approve, by non-binding vote, executive compensation, as disclosed in the Proxy Statement.	☐	☐	☐

The Board recommends a vote for every "2 years" in Proposal 3.

	1 year	2 years	3 years	ABSTAIN
3. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

The Board recommends a vote "For" approval of the selection of Elliott Davis, LLC in Proposal 4.

	FOR	AGAINST	ABSTAIN
4. The proposal to approve the selection of Elliott Davis, LLC as the Company's independent registered public accounting firm for fiscal year 2011.	☐	☐	☐

5. At their discretion upon such other matters as may properly come before the meeting.

No approval of any matter is conditioned on the approval of any other matter.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPAN-AMERICA MEDICAL SYSTEMS, INC. AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BY THE UNDERSIGNED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES, "FOR" PROPOSAL 2, FOR EVERY "2 YEARS" ON PROPOSAL 3 AND "FOR" PROPOSAL 4.

Signature of Shareholder ______________ Date: ______ Signature of Shareholder ______________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.